Exhibit 10.11

FIRST AMENDMENT

TO

THE FIFTH THIRD BANCORP

NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective as of January 1, 2009)

Pursuant to the reserved power of amendment contained in paragraph 15.1 of The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (as amended and restated effective as of January 1, 2009) (the “Plan”), Section 2.23 of the Plan is hereby amended in its entirety, effective as of January 1, 2010, and the Open Enrollment Period relating to the 2010 Plan Year, to read as follows:

2.23 “Qualified Executive” shall mean an employee of an Employer who is an Executive who meets the criteria in either (a) or (b) below:

(a) an Executive is a Qualified Executive if he was an Executive for the 2007 Plan year who had a Compensation deferral election in effect under the Plan for the 2007 Plan Year and thereafter;

(b) an Executive is a Qualified Executive if (i) he was a Key Employee who had a Compensation deferral election in effect under the Plan for the most recent Plan Year in which he was eligible to do so as a Key Employee, and thereafter, and (ii) as of the first day of an Open Enrollment Period, he no longer qualifies as a Key Employee by reason of a change in his Pay Band (i.e., he is no longer in Pay Band A, B, C, D, P or Q).

An individual meeting the criteria in (a) or (b) shall no longer be considered a Qualified Executive if, at any time and for any reason (including termination of employment and voluntary decision to cease deferring), he no longer has a Compensation deferral election in effect.

IN WITNESS WHEREOF, Fifth Third Bancorp has caused this Amendment to be adopted this 18th day of November, 2009.

FIFTH THIRD BANCORP

By:	/s/ Nancy R. Phillips
Nancy R. Phillips, Chairman of The Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee